Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations:
Raphael Gross
203-682-8253
investorrelations@carrols.com

Carrols Restaurant Group, Inc. Appoints Paulo Pena as Chief Executive Officer
Brings over 20 years of Operations Experience to the Role

SYRACUSE, N.Y. – (BUSINESS WIRE) – February 22, 2022 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) announced today that its Board of Directors has named Paulo Pena as the Company’s new Chief Executive Officer and President, effective April 1, 2022. Mr. Pena succeeds Daniel T. Accordino, 71, who, as previously announced, will retire at that time from his role as Chairman, Chief Executive Officer and President after a 50-year career with the Company. Mr. Accordino will remain available to assist Mr. Pena in an advisory capacity to ensure a successful transition of leadership. David S. Harris, a member of the Carrols Board since 2012 and its Lead Independent Director, will assume the role of Non-Executive Chairman effective April 1, 2022.
Paulo Pena, 49, brings to Carrols over 20 years of operations and finance experience in the hospitality, quick service restaurant and beverage industries. Mr. Pena currently serves as Chief Operating Officer of Selina, one of the world’s fastest growing hospitality brands, where he was responsible for overall hotel operations for the company’s portfolio of over 95 properties.
Prior to joining Selina, Mr. Pena was a Vice President at McDonald’s USA, where, among other things, he oversaw operations at over 800 McDonald’s-owned locations in the United States. He also worked on remodels, acquisitions and divestitures of over 200 company-owned restaurants, oversaw the opening of McDonald’s global flagship restaurant in New York’s Times Square, and helped advance customer service initiatives, menu enhancements and digital innovation at the company.
Prior to working at McDonald’s, Mr. Pena served as President and Managing Director, Latin America and Caribbean Region, at the Wyndham Hotel Group, where he was responsible for overseeing a portfolio of over 200 franchised and managed hotels in 20 countries across 14 brands. He also spent 10 years at Starwood Hotels and Resorts Worldwide, working on strategic partnerships, operations and as a member of the corporate team. Mr. Pena’s early career was at The Coca-Cola Company and Ernst & Young LLP where he worked in various international finance roles.
Mr. Pena received an MBA from Harvard Business School and a Bachelor of Business in Finance and Accounting from the University of Technology in Sydney, Australia. Born in Uruguay, Mr. Pena grew up in Australia and moved to the United States 20 years ago.
“We are excited to be welcoming Paulo as our new Chief Executive Officer,” said Mr. Harris. “The Board conducted a comprehensive search process and had numerous, highly qualified candidates to consider. We are confident that we have identified an exemplary individual with the skills and experience necessary to be a strong and effective leader of Carrols.”

“On behalf of the Board, management team and our over 26,000 employees, I would like to express our deep appreciation to Dan for his dedicated service to Carrols over the past 50 years,” Mr. Harris added. “Dan’s extensive contributions to the Company have helped transform Carrols from a regional quick service restaurant chain into one of the largest restaurant franchisees in the United States. Dan has left an indelible mark on Carrols from which we will continue to benefit for many years to come. We wish him all the best in his retirement.”
“It has been my absolute privilege to have worked at Carrols for my entire career, and I offer my sincere thanks and appreciation to all my colleagues, past and present, whose efforts and dedication have allowed us to achieve so much together. I am confident in the future of Carrols, which is well positioned under the next generation of leadership. Over the coming weeks, I intend to work closely with Paulo to help ensure a smooth transition,” said Mr. Accordino.
Mr. Pena stated, “I am honored to have been named the next Chief Executive Officer of Carrols and am grateful for the confidence that the Board has placed in me. I look forward to working closely with the Board and Carrols’ talented management team to drive improved financial results and value for our stockholders, employees and other stakeholders.”
Korn Ferry, a leading executive search firm, assisted the Carrols Board with the search.
About the Company
Carrols is one of the largest restaurant franchisees in North America. It is the largest BURGER KING® franchisee in the United States, currently operating 1,028 BURGER KING® restaurants in 23 states as well as 65 POPEYES® restaurants in seven states. Carrols has operated BURGER KING® restaurants since 1976 and POPEYES® restaurants since 2019. For more information, please visit the Company's website at www.carrols.com.
Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties, including, without limitation, the impact of COVID-19 on Carrols’ business, as included in Carrols' filings with the Securities and Exchange Commission.